Exhibit 4.9

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the securities of ACRES Commercial Realty Corp. (formerly, Exantas Capital Corp.) (the “Company” “we,” “us,” and “our”), registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”. This description of the terms of our stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Maryland General Corporation Law, and the full text of our charter and bylaws.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

General

Our charter provides that we may issue up to 125,000,000 shares of common stock and 100,000,000 shares of preferred stock, both having par value $0.001 per share. Under Maryland law, our stockholders are not personally liable for our debts and obligations solely as a result of their status as stockholders. Our common stock is listed on the New York Stock Exchange under the trading symbol “ACR,” formerly, “XAN.” Our Series C preferred stock is listed on the New York Stock Exchange under the trading symbol “ACRPrC”, formerly, “XANPrC.”

Common Stock

All shares of our common stock have equal rights as to earnings, assets, distributions and voting and, when issued and paid for, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, appraisal, preferential exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock will be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to our charter restrictions on the transfer and ownership of our stock and except as may be specified otherwise in the terms of any class or series of our common stock, each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors. In an uncontested election, each director will be elected by the affirmative vote of a majority of votes cast with respect to the election of that candidate.

Power to Reclassify Unissued Shares of Our Capital Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Before issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of our stock or any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Internal Revenue Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the second half of any calendar year.

Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our charter provides that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock. Our board may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT. Our board has waived the ownership limit for Resource America and set its ownership limit at 15% of our outstanding capital stock. Our board may reduce this ownership limit at its discretion, although any such reduction will not be effective as to shares then owned by Resource America in excess of the reduced limit.

Our charter also prohibits any person from:

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beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; or

•	transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock that are transferred to a trust (as described below), will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our qualification as a REIT.

Any attempted transfer of our stock that, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) before the date of the transfer.

If, for any reason, the transfer to a trust does not occur, our charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares of our stock held in a trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in a trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares of stock held in a trust. The trustee of the trust will have all voting rights and rights to distributions with respect to shares held in a trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary.

Any distribution paid before our discovery that shares of stock have been transferred to a trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee before our discovery that the shares have been transferred to a trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to a trust, the trustee will sell the shares to a person designated by the trustee whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of:

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the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in a trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust; and

•	the price received by the trustee from the sale or other disposition of the shares.

Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, before our discovery that shares of our stock have been transferred to a trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of such trust and, to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess must be paid to the trustee upon demand.

In addition, shares of our stock held in a trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift); and
•	the market price on the date we, or our designee, accept the offer.

We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee. All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our stock, including shares of common stock, in value or number, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner must provide us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner must, upon demand, provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or might otherwise be in the best interests of our stockholders.

Registration Rights

In connection with our March 2005 private offering, we granted the Manager both piggyback registration rights and the right to demand that we register shares of restricted common stock and shares of common stock underlying the options issued to the Manager upon completion of the private offering and shares of common stock issued to the Manager as incentive compensation under our management agreement. The Manager has not exercised its piggyback or demand registration rights.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and Series C preferred stock is American Stock Transfer & Trust Company. We expect that American Stock Transfer & Trust Company will act as the transfer agent for any equity securities we may offer.

Series C Preferred Stock

Listing

Shares of Series C Preferred Stock currently trade on the NYSE under the symbol “ACRPrC,” formerly, “XANPrC.”

Ranking

The Series C Preferred Stock, with respect to distribution rights and rights upon our liquidation, dissolution or winding up, rank: (i) senior to all of our junior equity securities, including our common stock; (ii) on a parity with any other class or series of our parity equity securities; and (iii) junior to any class or series of our senior equity securities. Any of our convertible or exchangeable debt securities will rank senior to the Series C Preferred Stock prior to conversion or exchange. The Series C Preferred Stock will also rank junior in right of payment to our other existing and future indebtedness.

Distributions

Subject to the preferential rights of holders of any class or series of our senior equity securities, holders of Series C Preferred Stock will be entitled to receive, when, as and if authorized by our board of directors, out of funds legally available for the payment of distributions, cumulative cash distributions from, and including, the date of issuance to, but excluding, July 30, 2024 (the “Fixed-Rate Period”), at an initial rate of 8.625% per annum based on the $25.00 liquidation preference, or $2.15625 per share of the Series C Preferred Stock, payable quarterly, in arrears, on the 30th day of January, April, July and October of each year, ending on July 30, 2024. From, and including, July 30, 2024 and thereafter (the “Floating Rate Period”), holders of Series C Preferred Stock will be entitled to receive cumulative cash distributions at a floating rate equal to three-month LIBOR (as defined below) as calculated on each applicable date of determination (as defined below) plus a spread of 5.927% per annum based on the $25.00 liquidation preference, payable quarterly, in arrears, on the 30th day of January, April, July and October of each year, beginning on October 30, 2024 and thereafter, provided that such floating rate shall not be less than the initial rate of 8.625%. If any date on which distributions would otherwise be payable is not a business day, then the distribution payment date will be the next business day without any adjustment to the amount of distributions paid. Distributions payable on the Series C Preferred Stock for any partial distribution period during the Fixed-Rate Period, including the first distribution period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions payable on the Series C Preferred Stock for any partial distribution period during the Floating-Rate Period will be computed based on the actual number of days and a 360-day year. We will pay distributions to holders of record as they appear in our stock records at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable distribution falls, or such other date as designated by our board of directors for the payment of distributions that is not more than 90 days nor less than 10 days prior to the distribution payment date.

The term “three-month LIBOR” means, on any date of determination, the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period as appears on Bloomberg, L.P. page US0003M, as set by the British Bankers Association at 11:00 a.m. (London time) on such date of determination. If the appropriate page is replaced or service ceases to be available, we, acting reasonably, may select another page or service displaying the appropriate rate.

The term “date of determination” means the second London Business Day (as defined below) immediately preceding the applicable distribution payment.

The term “London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

All percentages resulting from the above calculation will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

Our board of directors will not authorize, and we will not pay, any distributions on the Series C Preferred Stock or set aside funds for the payment of distributions if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement, or if the authorization, payment or setting aside of funds is restricted or prohibited by law. We may in the future become a party to agreements that restrict or prevent the payment of distributions on, or the purchase or redemption of, our capital stock. These restrictions may be indirect (for example, covenants requiring us to maintain specified levels of net worth or assets) or direct. We do not believe that any of our current agreements restrict our ability to pay distributions on the Series C Preferred Stock.

Notwithstanding the foregoing, distributions on the Series C Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of distributions, whether or not distributions are authorized by our board of directors and whether or not the restrictions referred to above exist. Accrued but unpaid distributions on the Series C Preferred Stock will not bear interest, and the holders of Series C Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described above. All of our distributions on the Series C Preferred Stock, including any capital gain distributions, will be credited to the previously accrued and unpaid distributions on the Series C Preferred Stock. We will credit any distribution made on the Series C Preferred Stock to accrued and unpaid distributions in order of their respective distribution payment dates, commencing with the earliest.

While any shares of Series C Preferred Stock are outstanding, unless full cumulative distributions on the Series C Preferred Stock for all past distribution periods have been or contemporaneously are declared and paid:

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no distributions will be declared and either paid or set apart for payment, and no other distribution of cash or other property may be declared and made, on or with respect to shares of any class or series of our parity equity securities, or our junior equity securities, including our common stock (other than a distribution paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, our junior equity securities) for any period;

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no shares of any class or series of our parity equity securities, or our junior equity securities, including our common stock, will be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or acquisition of our common stock made for purposes of and in compliance with requirements of any incentive, benefit or stock purchase plan of ours or as permitted under our charter to maintain our qualification as a REIT for federal income tax purposes); and

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no funds will be paid or made available for a sinking fund by us for the redemption of shares of any class or series of our parity equity securities or our junior equity securities, including our common stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for shares of, our junior equity securities, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Stock and all holders of our other parity equity securities, if any). no funds will be paid or made available for a sinking fund by us for the redemption of shares of any class or series of our parity equity securities or our junior equity securities, including our common stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for shares of, our junior equity securities, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Stock and all holders of our other parity equity securities, if any).

If we do not declare and either pay or set aside for payment the full cumulative distributions on the Series C Preferred Stock or shares of any other class or series of our parity equity securities, if any, the amount which we have declared will be allocated pro rata to the holders of the Series C Preferred Stock and the shares of such other class or series of our parity equity securities, if any, so that the amount declared per share is proportionate to the accrued and unpaid distributions on those shares.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of Series C Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference in cash or property, at fair market value as determined by our board of directors, of $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of the payment. Holders of Series C Preferred Stock will be entitled to receive this liquidating distribution before we distribute any assets to holders of our junior equity securities, including our common stock. The rights of holders of Series C Preferred Stock to receive their liquidation preference will be subject to preferential rights of the holders of our senior equity securities, if any, and would be pari passu with the rights of holders of parity equity securities. Written notice will be given to each holder of Series C Preferred Stock of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of our remaining assets. If we consolidate or merge with any other entity, sell, lease, transfer or convey all or substantially all of our assets, or engage in a statutory share exchange, we will not be deemed to have liquidated. If our assets are insufficient to pay the full liquidating distributions to the holders of Series C Preferred Stock or any other class or series of our parity equity securities, if any, then we will distribute our assets to the holders of Series C Preferred Stock and any other class or series of our parity equity securities, if any, ratably in proportion to the full liquidating distributions they would have otherwise received.

Redemption

Generally

We may not redeem the Series C Preferred Stock prior to July 30, 2024, except as described below under “— Special Optional Redemption” and “— Restrictions on Ownership and Transfer.” On and after July 30, 2024, upon no fewer than 30 days’ nor more than 60 days’ written notice, we may, at our option, redeem the Series C Preferred Stock, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of redemption.

We will give notice of redemption by mail to each holder of record of Series C Preferred Stock at the address shown on our stock transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;
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the redemption price, including, without limitation, a statement as to whether or not accumulated but unpaid distributions will be payable as part of the redemption price, or payable on the next distribution payment date, to the record holder at the close of business on the relevant record date;

•	the number of shares of Series C Preferred Stock to be redeemed;
•	the place or places where the certificates, if any, representing the shares of Series C Preferred Stock to be redeemed are to be surrendered for payment;

•	the procedures for surrendering non-certificated shares for payment; and
•	that distributions on the shares of Series C Preferred Stock to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the Series C Preferred Stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series C Preferred Stock that we will redeem from that stockholder. In this case, we will determine the number of shares of Series C Preferred Stock to be redeemed on a pro rata basis, by lot or by any other equitable method we choose. Any redemption may be made conditional on such factors as may be determined by our board of directors and as set forth in the redemption notice. Unless full cumulative distributions on all shares of Series C Preferred Stock have been or contemporaneously are declared and paid for all past distribution periods, we may not redeem any Series C Preferred Stock unless we redeem all of the Series C Preferred Stock.

If we elect to redeem any of the Series C Preferred Stock in connection with a Change of Control (as defined below under “— Special Optional Redemption”) and we intend for such redemption to occur prior to the applicable Change of Control Conversion Date (as defined below under “— Conversion Rights”), our redemption notice will also state that the holders of shares of Series C Preferred Stock to which the notice relates will not be able to tender such shares of Series C Preferred Stock for conversion in connection with the Change of Control and each share of Series C Preferred Stock tendered for conversion that is selected for redemption prior to the Change of Control Conversion Date will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

If we have given a notice of redemption and have paid or set aside sufficient funds for the redemption in trust for the benefit of the holders of shares of Series C Preferred Stock called for redemption, then from and after the redemption date, those shares of Series C Preferred Stock will be treated as no longer being outstanding, no further distributions will accrue and all other rights of the holders of those shares of Series C Preferred Stock will terminate. The holders of those shares of Series C Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions to (but not including) the redemption date.

If a redemption date falls after a distribution record date and prior to the corresponding distribution payment date, the holders of shares of Series C Preferred Stock at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the shares of Series C Preferred Stock on the corresponding payment date notwithstanding the redemption of the shares of Series C Preferred Stock between such record date and the corresponding payment date or our default in the payment of the distribution due. Except as provided above and in connection with a redemption pursuant to our special optional redemption, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on shares of Series C Preferred Stock to be redeemed.

The Series C Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under “— Restrictions on Ownership and Transfer” below. In order to ensure that we continue to meet the requirements for qualification as a REIT, the Series C Preferred Stock will be subject to the restrictions on ownership and transfer in Article VI of our charter.

Subject to applicable law, we may purchase shares of Series C Preferred Stock in the open market, by tender or by private agreement. Any shares of Series C Preferred Stock that we reacquire will return to the status of authorized but unissued shares.

Special Optional Redemption

In the event of a Change of Control, we may, at our option, redeem the Series C Preferred Stock, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we exercise our special optional redemption right by providing a notice of redemption with respect to some or all of the Series C Preferred Stock (whether pursuant to our optional redemption right or our special optional redemption right), the holders of Series C Preferred Stock will not be permitted to exercise the conversion right described below under “— Change of Control Conversion Right” in respect of their shares called for redemption.

We will give notice of redemption by mail to each holder of record of Series C Preferred Stock no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our stock transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;
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the redemption price, including, without limitation, a statement as to whether or not accumulated but unpaid distributions will be payable as part of the redemption price, or payable on the next distribution payment date, to the record holder at the close of business on the relevant record date;

•	the number of shares of Series C Preferred Stock to be redeemed;

•	the place or places where the certificates, if any, evidencing the shares of Series C Preferred Stock to be redeemed are to be surrendered for payment;
•	the procedures for surrendering non-certificated shares for payment;
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that the shares of Series C Preferred Stock are being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control;

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that the holders of shares of Series C Preferred Stock to which the notice relates will not be able to tender such shares of Series C Preferred Stock for conversion in connection with the Change of Control and each share of Series C Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and

•	that distributions on the shares of Series C Preferred Stock to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the shares of Series C Preferred Stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series C Preferred Stock that we will redeem from each stockholder. In this case, we will determine the number of shares of Series C Preferred Stock to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose. Any redemption may be made conditional on such factors as may be determined by our board of directors and as set forth in the redemption notice. Unless full cumulative distributions on all shares of Series C Preferred Stock have been or contemporaneously are declared and either paid or set aside for payment for all past distribution periods, we generally may not redeem any Series C Preferred Stock unless we redeem all of the Series C Preferred Stock.

If we have given a notice of redemption and have paid or set aside sufficient funds for the redemption in trust for the benefit of the holders of shares of Series C Preferred Stock called for redemption, then from and after the redemption date, those shares of Series C Preferred Stock will be treated as no longer being outstanding, no further distributions will accrue and all other rights of the holders of those shares of Series C Preferred Stock will terminate. The holders of those shares of Series C Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions to (but not including) the redemption date. If a redemption date falls after a distribution record date and prior to the corresponding distribution payment date, the holders of Series C Preferred Stock at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the Series C Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series C Preferred Stock between such record date and the corresponding payment date or our default in the payment of the distribution due. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series C Preferred Stock to be redeemed.

A “Change of Control” is when, after the original issuance of the preferred stock, the following have occurred and are continuing:

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the acquisition by any person, syndicate or group deemed to be a “person” under section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our capital stock entitling that person to exercise more than 50% of the total voting power of all of our capital stock entitled to vote generally in elections of directors; and

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following the closing of any transaction referred to above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts, or ADRs, representing such securities) listed on the NYSE, the NYSE American, or the NASDAQ Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or NASDAQ.

Conversion Rights

The Series C Preferred Stock is not convertible into or exchangeable for any property or other securities unless upon the occurrence of a Change of Control as described below.

Upon the occurrence of a Change of Control, each holder of Series C Preferred Stock will have the right (subject to our right to redeem the Series C Preferred Stock in whole or in part, as described under “— Redemption,” prior to the Change of Control Conversion Date) to convert some or all of the shares of Series C Preferred Stock held by such holder, which we refer to as the Change of Control Conversion Right, on the Change of Control Conversion Date into a number of shares of our common stock per share of Series C Preferred Stock (which we refer to as the Series C Common Stock Conversion Consideration) equal to the lesser of:

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the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid distributions to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a share of Series C Preferred Stock distribution payment and prior to the corresponding Series C Preferred Stock distribution payment date, in which case no additional amount for such accrued and unpaid distribution will be included in this sum) by (ii) the Common Stock Price; and

•	8.69565, the Series C Share Cap.

The Series C Share Cap is subject to pro rata adjustments for any Stock Splits with respect to our common stock. The adjusted Series C Share Cap as the result of a Stock Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Series C Share Cap in effect immediately prior to such Stock Split by (ii) a fraction, (a) the numerator of which is the number of shares of our common stock outstanding after giving effect to such Stock Split and (b) the denominator of which is the number of shares of our common stock outstanding immediately prior to such Stock Split. As of March 11, 2021, the Series C Share Cap was 0.72463.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Series C Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 86,956,500 shares (or equivalent Series C Alternative Conversion Consideration, as applicable) (which we refer to as the Series C Exchange Cap). The Series C Exchange Cap is subject to pro rata adjustments for any Stock Splits on the same basis as the corresponding adjustment to the Share Cap and for additional issuances of shares of Series C Preferred Stock in subsequent offerings, if any. As of March 11, 2021, the Series C Exchange Cap was 7,246,288.87 shares.

In the case of a Change of Control pursuant to which our common stock will receive Alternative Form Consideration, a holder of shares of Series C Preferred Stock will receive upon conversion of such shares of Series C Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Series C Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (which we refer to as the Series C Alternative Conversion Consideration; the Series C Common Stock Conversion Consideration or the Series C Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the Series C Conversion Consideration).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series C Preferred Stock will receive will be the form and proportion of the aggregate consideration elected by the holders of our common stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

We will not issue fractional shares of common stock upon the conversion of the Series C Preferred Stock. Instead, we will pay the cash value of such fractional shares.

Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series C Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;
•	the date of the Change of Control;
•	the last date on which the holders of Series C Preferred Stock may exercise their Series C Change of Control Conversion Right;
•	the method and period for calculating the Common Stock Price;
•	the Change of Control Conversion Date;

•

that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series C Preferred Stock, holders will not be able to convert shares of Series C Preferred Stock into a number of shares of our common stock per share of Series C Preferred Stock and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Series C Change of Control Conversion Right;

•	if applicable, the type and amount of Series C Alternative Conversion Consideration entitled to be received per share of Series C Preferred Stock;
•	the name and address of the paying agent and the conversion agent; and
•	the procedures that the holders of Series C Preferred Stock must follow to exercise the Series C Change of Control Conversion Right.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series C Preferred Stock.

To exercise the Series C Change of Control Conversion Right, a holder of Series C Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing shares of Series C Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;
•	the number of shares of Series C Preferred Stock to be converted; and
•	that the shares of Series C Preferred Stock are to be converted pursuant to the applicable terms of the Series C Preferred Stock.

The “Change of Control Conversion Date” is the date the shares of Series C Preferred Stock are to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series C Preferred Stock.

The “Common Stock Price” will be: (i) the amount of cash consideration per share of common stock, if the consideration to be received in the Change of Control by the holders of shares of our common stock is solely cash; and (ii) the average of the closing prices, per share, of our common stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by the holders of shares of our common stock is other than solely cash.

Holders of Series C Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn shares of Series C Preferred Stock;
•	if certificated shares of Series C Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series C Preferred Stock; and
•	the number of shares of Series C Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the shares of Series C Preferred Stock are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

Shares of Series C Preferred Stock as to which the Series C Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Series C Conversion Consideration in accordance with the Series C Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such shares of Series C Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption right. Holders of Series C Preferred Stock will not have the right to convert any shares that we have elected to redeem prior to the Change of Control Conversion Date. Accordingly, if we have provided a redemption notice with respect to some or all of the Series C Preferred Stock, holders of any Series C Preferred Stock that we have called for redemption will not be permitted to exercise their Change of Control Conversion right in respect of any of their shares that have been called for redemption, and such shares of Series C Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid distributions thereon to, but not including, the redemption date.

We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date. In connection with the exercise of any Series C Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series C Preferred Stock into shares of our common stock. Notwithstanding any other provision of the Series C Preferred Stock, no holder of shares of Series C Preferred Stock will be entitled to convert such shares of Series C Preferred Stock for shares of our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the share ownership limits contained in our charter and the articles supplementary setting forth the terms of the Series C Preferred Stock, unless we provide an exemption from this limitation for such holder. See “— Restrictions on Ownership and Transfer,” below. These Change of Control conversion and redemption features may make it more difficult for a party to take over our company or discourage a party from taking over our company. See “Risk Factors — You may not be permitted to exercise conversion rights upon a Change of Control. If exercisable, the Change of Control conversion feature of the Offered Preferred Stock may not adequately compensate you, and the Change of Control conversion and redemption features of the Offered Preferred Stock may make it more difficult for a party to take over our company or discourage a party from taking over our company.”

Except as provided above in connection with a Change of Control, the shares of Series C Preferred Stock are not convertible into or exchangeable for any of our other securities or property.

Voting Rights

Holders of Series C Preferred Stock generally will have no voting rights, except as set forth below.

Whenever (i) distributions on the Series C Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive (which we refer to as a Series C Preferred Distribution Default) or (ii) we fail to maintain the listing of the Series C Preferred Stock on the NYSE, the NYSE American or NASDAQ, or an exchange or quotation system that is the successor to the NYSE, the NYSE American or NASDAQ, for a period of at least 180 consecutive days (which we refer to as a Series C Listing Default), the number of directors then constituting our board of directors will be increased by two (if not already increased by reason of similar types of provisions with respect to other classes or series of our Voting Parity Stock) and holders of Series C Preferred Stock (voting as a single class with the holders of any other class or series of our preferred stock upon which like voting rights have been conferred, and are exercisable) will be entitled to vote for the election of two Preferred Stock Directors, if not already elected by reason of similar types of provisions with respect to Preferred Stock Directors. In the event of a Series C Preferred Distribution Default or a Series C Listing Default, holders of Series C Preferred Stock and holders of shares of Voting Parity Stock (voting as a single class) will vote in the election of Preferred Stock Directors at a special meeting called by the holders of at least 33% of the outstanding shares of Series C Preferred Stock or the holders of at least 33% of outstanding shares of Voting Parity Stock if the request is received 90 or more days before the next annual meeting of stockholders, or, if the request is received less than 90 days prior to the next annual meeting of stockholders, at the next annual meeting of stockholders or, at our sole discretion, a separate special meeting of stockholders to be held no later than 90 days after our receipt of such request, and thereafter at each subsequent annual meeting of stockholders until the Series C Preferred Distribution Default or Series C Listing Default, as the case may be, has been cured. A Series C Preferred Distribution Default will be cured once all distributions accumulated on the Series C Preferred Stock for the past distribution periods and the then-current distribution period have been paid in full. A Series C Listing Default will be cured once the Series C Preferred Stock has been listed on the NYSE, the NYSE MKT or NASDAQ, or an exchange or quotation system that is the successor to the NYSE, the NYSE American or NASDAQ. The voting rights described above are subject to revesting for each and every Series C Preferred Distribution Default and each and every Series C Listing Default. The Preferred Stock Directors will be elected by a plurality of the votes cast by the holders of the Series C Preferred Stock and the holders of Voting Parity Stock (voting together as a single class) in the election to serve until our next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ right to hold the office terminates as described below, whichever occurs earlier.

Any Preferred Stock Director may be removed at any time, but only for cause (as defined in our charter), by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of at least two-thirds of the outstanding shares of Series C Preferred Stock and Voting Parity Stock (voting together as a single class). So long as a Series C Preferred Distribution Default or a Series C Listing Default continues, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of the outstanding shares of Series C Preferred Stock and Voting Parity Stock (voting together as a single class). The Preferred Stock Directors will each be entitled to one vote per director on any matter.

So long as any Series C Preferred Stock remains outstanding, we will not:

•

authorize or create, or increase the authorized or issued amount of, any class or series of senior equity securities, or reclassify any authorized shares of our capital stock into any such shares, or create, authorize or issue any obligations or securities convertible into or evidencing the right to purchase any such shares without the affirmative vote of the holders of at least two-thirds of the then-outstanding shares of Series C Preferred Stock (voting as a separate class); or

•

amend, alter or repeal the provisions of our charter (including the articles supplementary), whether by merger, consolidation or otherwise, in each case in such a way that would materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock at the time (voting as a separate class).

Notwithstanding the preceding sentence, with respect to the occurrence of a merger, consolidation or a sale or lease of all of our assets as an entirety, so long as shares of Series C Preferred Stock remain outstanding with the terms thereof materially unchanged or the holders of Series C Preferred Stock receive shares of capital stock with rights, preferences, privileges and voting powers substantially the same as those of the Series C Preferred Stock, then the occurrence of any such event will not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of Series C Preferred Stock. In addition, any increase in the amount of authorized Series C Preferred Stock or the creation or issuance, or increase in the amounts authorized, of any other class or series of our parity equity securities, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock.

In any matter in which the holders of Series C Preferred Stock are entitled to vote separately as a class, each share of Series C Preferred Stock will be entitled to one vote. If the holders of Series C Preferred Stock and the holders of Voting Parity Stock are entitled to vote together as a single class on any matter, the holders of Series C Preferred Stock and the holders of Voting Parity Stock will have one vote for each $25.00 of liquidation preference.

Information Rights

During any period in which we are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and any shares of Series C Preferred Stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series C Preferred Stock as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series C Preferred Stock. We will mail (or otherwise provide) the reports to the holders of Series C Preferred Stock within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or Section 15(d) of the Exchange Act.

Restrictions on Ownership and Transfer

Our 9.8% ownership limit applies to ownership of shares of Series C Preferred Stock as a separate class pursuant to Article VI of our charter, under which shares of Series C Preferred Stock owned by a stockholder in excess of the ownership limit will be transferred to a charitable trust and may be purchased by us under certain circumstances. Our board of directors may, in its sole discretion, except a person from the ownership limit. Notwithstanding any other provision of the Series C Preferred Stock, no holder of shares of the Series C Preferred Stock will be entitled to convert any shares of Series C Preferred Stock into shares of our common stock to the extent that receipt of our common stock would cause such holder or any other person to exceed the ownership limit contained in our charter.

Preemptive Rights

No holders of Series C Preferred Stock shall, as the holders, have any preemptive rights to purchase or subscribe for our common stock or any other security of our company.

Book-Entry Procedures

DTC acts as securities depositary for the Series C Preferred Stock. We have issued one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. Such certificates represent the total aggregate number of shares of Series C Preferred Stock. We deposited such certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of Series C Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series C Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in the Series C Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series C Preferred Stock.

When you purchase shares of the Series C Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the shares of Series C Preferred Stock on DTC’s records. You, as the actual owner of the shares of Series C Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series C Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the shares of Series C Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our charter, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the shares of Series C Preferred Stock will be sent to DTC. If less than all of the shares of Series C Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series C Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Series C Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the Series C Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Distributions and distributions on the shares of Series C Preferred Stock will be made directly to Cede & Co. (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series C Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series C Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series C Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series C Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Series C Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW

AND OUR CHARTER AND BYLAWS

The Maryland General Corporation Law, or MGCL, and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. We expect that these provisions may discourage certain coercive takeover practices and inadequate takeover bids and may encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Number of Directors; Vacancies; Removal

Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than two nor more than 15. Our bylaws currently provide that any vacancy may be filled by a majority of the remaining directors, except a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Any individual elected to fill such vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualifies.

Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;
•	by the board of directors; or
•

by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting of stockholders at which directors are to be elected may be made only:

•	pursuant to our notice of the meeting;
•	by the board of directors; or
•

provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides for approval of charter amendments (not including certain amendments relating to director removal, classification of preferred stock and transfer and ownership limitations, which still require the statutory two-thirds vote referred to above) and extraordinary transactions, which have been first declared advisable by our board of directors, by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our bylaws provide that the board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights, unless the board of directors determines that such rights will apply.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers of the corporation or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter.

Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, but does not include the acquisition of shares (i) under the laws of descent and distribution, (ii) under the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this subtitle or (iii) pursuant to a merger, consolidation or share exchange effected under Subtitle 1 of the Control Share Acquisition Act if the corporation is a party to the merger, consolidation or share exchange.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Acquisition Act does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our bylaws to be subject to the Control Share Acquisition Act only if the board of directors determines that it would be in our best interests.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or
•

an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, excluding shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;
•	a two-thirds stockholder vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds stockholder vote for the removal of any director from the board, as well as require such removal be for cause (as defined in our charter), (b) unless called by our chairman of the board, our president, our chief executive officer or the board, require the request of holders of a majority of outstanding shares to call a special meeting and (c) vest in the board the exclusive power to fix the number of directorships. Our bylaws currently provide that any vacancy may be filled by a majority of the remaining directors, except a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Any individual elected to fill such vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualified. However, our board of directors may elect by resolution to be subject to any or all provisions, in whole or in part, of Subtitle 8 that are not yet already applicable to us so long as we have at least three directors who, at the time of any such election, are not officers or employees of the company, are not acquiring persons, are not directors, officers, affiliates or associates of an acquiring person and were not nominated or designated as directors by an acquiring person.